Filed Pursuant to Rule 433

Registration Nos. 333-183052,

333-183052-01, and 333-183052-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

June 3, 2014

Issuer: NextEra Energy Capital Holdings, Inc.

Designation:	2.40% Debentures, Series due September 15, 2019

Registration Format:	SEC Registered

Principal Amount:	$350,000,000

Date of Maturity:	September 15, 2019

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, beginning September 15, 2014

Coupon Rate:	2.40%

Price to Public:	99.825% of the principal amount thereof

Benchmark Treasury:	1.50% due May 31, 2019

Benchmark Treasury Yield:	1.636%

Spread to Benchmark Treasury Yield:	80 basis points

Reoffer Yield:	2.436%

Trade Date:	June 3, 2014

Settlement Date:	June 6, 2014

CUSIP / ISIN Number:	65339K AL4 / US65339KAL44

Redemption:	Redeemable at any time prior to August 15, 2019, at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points; and redeemable at any time on or after August 15, 2019, at 100% of the principal amount plus accrued and unpaid interest.

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
Standard & Poor’s Ratings Services	“BBB+” (stable)
Fitch Ratings	“A-” (stable)

Joint Book-Running Managers:
Citigroup Global Markets Inc.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:
Fifth Third Securities, Inc.
Loop Capital Markets LLC

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated June 3, 2014.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786, TD Securities (USA) LLC toll-free at 1-855-495-9846 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.